EXHIBIT 10.39
                          SALARY CONTINUATION AGREEMENT


     This Employment Agreement (the "Agreement") is made effective as of August 16, 1995 by and between Sparta Foods, Inc. ("Sparta"), a Minnesota corporation, and Joel P. Bachul ("Employee").

RECITALS:

         1. Employee has been employed by Sparta since 1994 as President and Chief Executive Officer and has performed such other duties as a key employee of Sparta as the parties have agreed to from time to time, and Employee has extensive knowledge and experience relating to Sparta's business.

         2. Sparta and Employee desire to set forth in this Agreement their understandings and agreements with respect to the continuation of Employee's salary and the payment of certain other benefits in the event of a Change of Control of Sparta and Employee's employment terminates.

DEFINITION:

         1.       Change of Control.  Change of Control shall mean:

                  (a) The merger or consolidation of Sparta with or into another corporation or other entity, other than a merger or consolidation in which a majority in interest of the shareholders of Sparta immediately prior to such merger or consolidation own a majority in interest of the equity of the surviving entity.

                  (b) The sale of all or substantially all of Sparta's assets to a corporation or other entity other, than a sale to a corporation or other entity with respect to which a majority in interest of the shareholders of Sparta immediately prior to such sale own a majority in interest of the equity of the purchasing corporation or entity.

                  (c) The sale of all or substantially all of Sparta's stock to an individual, corporation or other entity, other than to persons who are shareholders of Sparta as of the date hereof and their affiliates and other than sales of securities as part of the private placement or public offering of Sparta's stock to investors.

AGREEMENTS:

     1. Termination of Employment. Either Sparta or Employee may terminate Employee's employment at any time and for any reason, with or without cause.

                  a. In the event of a Change of  Control  of Sparta  and either
         (i) Sparta or any successor entity (collectively referred to as "Sparta") terminates Employee's employment for any reason, but excluding a termination "for cause" as defined in Section 1(b) below, or (ii) Employee terminates his employment with Sparta for "any reason," Employee, or in the event of Employee's death, Employee's estate, shall continue to receive Employee's base salary, payable bi-weekly, for a period of twenty-four (24) months after the date of Employee's termination. Employee shall also receive payment for any unpaid reimbursements of Employee's out-of-pocket business expenses incurred by Employee during the regular performance of his duties upon providing receipts or other written verification of such business expenses to Sparta, and shall be entitled to such bonuses, incentive compensation or other employee benefits that may be available under the terms and conditions of any benefit plans or programs adopted by Sparta in which Employee participates.

                  Nothing in this Section 1(a) shall obligate Sparta to employ Employee after the date of this Agreement for any period of time nor interfere with Sparta's right to terminate Employee's employment for any reason, including termination for "cause" pursuant to Section 1(b), at any time during the Employee's employment, including any period after the date of any written notice of termination provided by Sparta to Employee but prior to the date of termination specified in such notice. If Employee dies or


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         Employee's employment is terminated by Sparta for "cause" under Section
         1(b) after Sparta provides Employee with written notice of termination, the terms of Section 1(b) shall control.

                  b. Sparta may terminate Employee's employment immediately for "cause." In the event of Employee's death or termination of Employee's employment by Sparta for cause, Employee (or, in the case of death, Employee's estate) shall not be entitled to receive any base salary, bonuses, incentive compensation or other employee benefit payments following such termination, except for any unpaid reimbursements of Employee's out-of-pocket business expenses incurred by Employee during the regular performance of his duties upon providing receipts or other written verification of such business expenses to Sparta, and except as may be otherwise provided in this Section 1(b) or under the terms and conditions of any benefit plans or programs adopted by Sparta in which Employee participates.

                  For purposes of this Section 1(b), "cause" shall mean:

                  (i) Employee's conviction of a felony under federal or state law, any act of dishonesty or disloyalty (including, but not limited to, the willful misappropriation of Sparta's funds), or the commission of any act involving moral turpitude;

                  (ii) Employee's willful and material breach of Sparta's policies, or his willful and material failure, neglect or refusal to perform any of the duties that may be assigned to him by mutual agreement of the parties or to comply with any of the obligations set forth in this Agreement;

                  (iii) Employee's willful failure to act subject to and in accordance with the Confidential Information provisions set forth in
         Section 2 of this Agreement;

                  (iv) Employee's willful misconduct that: (A) materially and adversely effects the reputation of Sparta's business, (B) is contrary to the best interests of Sparta or (C) conflicts with or is competitive with the business activities of Sparta; or

                  (v) Employee's (A) physical or mental inability to substantially perform his duties that has continued or can reasonably be expected to continue for a period of sixty (60) consecutive days, as determined by Sparta's Board of Directors in its sole discretion, or
         (B) adjudication as an incompetent and the appointment of a conservator for Employee's person or property by a court of competent jurisdiction; provided, however, that, if Employee's employment is terminated for cause pursuant to this Section 1(b)(v), Employee shall continue to receive his base salary payable bi-weekly for a period of twelve (12) months and benefits which Employee participates after the date of such termination.

     An act or failure to act by Employee shall not be "willful" unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Employee's action or omission was in the best interests of Sparta. With respect to the events listed in clause (ii), (iii) or (iv), Employee's employment shall not be deemed to have been terminated for cause unless and until Sparta provides Employee with a written notice that describes in detail the conduct supporting such termination for cause and that grants Employee a period of at least ten
(10) days from the date of such notice to take whatever steps are necessary to discontinue the conduct described therein or to correct the effects of Employee's prior conduct to the satisfaction of Sparta. If Employee fails to discontinue such conduct described in such written notice or cannot correct the effects of such prior conduct within such ten-day period, Employee's employment shall immediately terminate upon the expiration of such ten-day period, and such termination shall be deemed to be for cause.

     2. Confidential Information. The Employee recognizes that Sparta is engaged in a competitive business, and that Sparta has and will develop and acquire valuable, Confidential Information. Employee further recognizes that during the course of his employment he will necessarily have access to and be required to use Confidential Information, and that it is anticipated that his duties will include the development and refinement of Confidential Information. Employee further recognizes and acknowledges that Sparta will suffer irreparable harm if Employee, after developing or becoming familiar with any such Confidential Information, makes any unauthorized disclosure or communication of any such Confidential Information to any third party or uses such Confidential

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Information  wrongfully or in competition  with Sparta while employed by Sparta.
Having recognized and acknowledged the foregoing facts and circumstances, Employee hereby agrees as follows:

                  (a) For purposes of this Agreement, "Confidential Information"
         means any information not generally known or held in the public domain and proprietary to Sparta, and includes, without limitation, trade secrets, purchasing, marketing, advertising, selling, accounting and licensing. By way of illustration, but not a limitation, Confidential Information may be contained in Sparta's marketing plans or proposals, customer lists, the particular needs or requirements of customers and the identity of customers and potential customers. Information shall be treated as Confidential Information irrespective of its source. However, the Company acknowledges that Employee has substantial knowledge and expertise in food manufacturing and distribution and management and that such knowledge and expertise acquired to the date of Employees employment with Sparta shall not be deemed to be Sparta's Confidential Information.

                  (b) The parties acknowledge and agree that Confidential Information not generally known or held in the public domain is the sole and exclusive property of Sparta. During the term of this Agreement, Employee shall hold in its strictest confidence and shall never, without the prior written authorization of Sparta, disclose, divulge, assign, transfer, convey, communicate or use any Confidential Information for his own or any third party's benefit or permit the same to be used in competition with Sparta.

                  (c) Upon termination of Employee's employment with Sparta for any reason, Employee shall promptly deliver to Sparta all records, memoranda, notes, plans, records, reports or other documents and any copies thereof obtained or prepared during a course of Employee's employment and which contain or disclose any Confidential Information or which pertain in any materially way to Sparta's business.

     3. Vesting Stock Options. In the event of a Change of Control of Sparta, all outstanding stock options granted to Employee shall vest immediately prior to the effective date of such Change of Control and Employee shall have the right to dispose of the shares Common Stock received upon exercise of such stock options, subject to the federal and state securities and tax laws, notwithstanding the restrictions imposed on optionees after exercise of stock options under Section 7(g) of Sparta Foods, Inc. Incentive Stock Option Plan (as amended on July 8, 1993 and March 18, 1994).

     4. Withholding. Sparta shall have the right to deduct from any amounts payable under this Agreement any state or federal taxes required by law to be withheld with respect to such payments.

     5. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     6. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successor to or assigns of Sparta, and Employee's heirs and the personal representative of Employee's estate. The parties agree that the rights and obligations contained in this Agreement may not be delegated or assigned except as specifically provided herein.

     7. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     8. Specific Enforcement. Sparta and Employee acknowledge that, in the event of a breach of this Agreement by Employee, money damages would be inadequate and Sparta would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Employee further consents to the specific enforcement of this Agreement by Sparta through an injunction or restraining order issued

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by the  appropriate  court.  The  remedies  provided in this  Section 8 shall be cumulative and nonexclusive and shall be in addition to any other remedy to which Sparta may be entitled.

     9. Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between Sparta and Employee with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

     10. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of Minnesota.

     11. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, by telecopy (with confirmation of transmission) or by certified mail, return receipt requested. If addressed to Employee, the notice shall be delivered or mailed to Employee at the address specified under Employee's signature hereto, or if addressed to Sparta, the notice shall be delivered or mailed to Sparta at its executive offices to the attention of its President and to the attention of its General Counsel. A notice shall be deemed given, if by personal delivery or by telecopy, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

     12. Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, Sparta has caused the Agreement to be signed by its officer pursuant to the authority of its Board of Directors, and Employee has executed this Agreement, as of the day and year first above written.

                        SPARTA FOODS, INC.


                        By:
                            -----------------------------------------------
                            George Masko, Chairman of the Board of Directors



                             ---------------------------------------------
                             Joel P. Bachul


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